Exhibit 5.1

2001 ROSS AVENUE	AUSTIN	LONDON
DALLAS, TEXAS	BEIJING	MOSCOW
75201-2980	BRUSSELS	NEW YORK
TEL +1	DALLAS DUBAI	PALO ALTO RIO DE JANEIRO
214.953.6500	HONG KONG	RIYADH
FAX +1	HOUSTON	WASHINGTON
214.953.6503
BakerBotts.com

March 25, 2015

EnLink Midstream Partners, LP

2501 Cedar Springs Road

Dallas, Texas  75201

Ladies and Gentlemen:

We have acted as counsel to EnLink Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Selling Unitholder named in the Prospectus Supplement (as defined below) of 22,800,000 common units (or up to 26,220,000 common units if the underwriters named in the Underwriting Agreement exercise in full their option to purchase an additional 3,420,000 common units) (the “Common Units”) representing limited partner interests in the Partnership  pursuant to that certain Underwriting Agreement dated March 25, 2015 (the “Underwriting Agreement”) by and among the Partnership, the Selling Unitholder and Morgan Stanley & Co. LLC, as representative of the several underwriters named therein.

We refer to the registration statement on Form S-3, as amended (Registration Statement No. 333-194465) (the “Registration Statement”), as filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The final prospectus supplement dated March 25, 2015 relating to the registration and offering of the Common Units (the “Prospectus Supplement”), which together with the accompanying prospectus dated March 10, 2014 (the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

As the basis for the opinion hereinafter expressed, we examined the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 7, 2014, as amended to date (the “Partnership Agreement”), the Underwriting Agreement, the Delaware Revised Uniform Limited Partnership Act (the “Act”), partnership records and documents, certificates of the Partnership, certain of its affiliates and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.  In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Units are duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Act).

This opinion is limited in all respects to the federal laws of the United States of America and the Act, each as in effect on the date hereof.

At your request, this opinion is being furnished to you for filing as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof.  We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus and to the filing of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.